                                                                       Exhibit 5



               [LETTERHEAD OF TROUTMAN SANDERS LLP APPEARS HERE]




                                 March 8, 1999



Century South Banks, Inc.
60 Main Street West - Third Floor
Dahlonega, Georgia 30533


   Re:  Merger with Independent Bancorp, Inc.


Ladies and Gentlemen:

     We have served as counsel to Century South Banks, Inc. ("CSBI"), a Georgia corporation, in connection with the execution and delivery of the Agreement and Plan of Merger, dated September 8, 1998 and amended as of November 8, 1998 (the "Agreement"), by and among CSBI, Independent Bancorp, Inc. ("Independent"), an Alabama corporation, and IBI Acquisition Corporation ("IAC") pursuant to which Independent will become a wholly owned subsidiary of CSBI (the "Merger").

   This opinion letter is limited by, and shall be interpreted in accordance with, the January 1, 1992 edition of Interpretive Standards Applicable to
                                     ------------------------------------
Certain Legal Opinions to Third Parties in Corporate Transactions, adopted by
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the Legal Opinion Committee of the Corporate and Banking Law Section of the
State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. As a consequence, this opinion letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, whether or not expressly stated herein, all as more particularly described in the Interpretive Standards, and this opinion should be read in conjunction therewith. Capitalized terms used in this opinion letter and not otherwise defined herein shall have meanings assigned to such terms in the Interpretive Standards and the Agreement. In the event of a conflict in the definitions of such capitalized terms appearing in both the Interpretive Standards and the Agreement, the definitions appearing in the Agreement shall be applicable to this opinion letter.

     In rendering this opinion, we have examined (i) the corporate books and records of CSBI, (ii) the Registration Statement on Form S-4 filed by CSBI with the Securities and Exchange Commission under the Securities Act of 1933 on February 18, 1999 and amended on March 8,

Troutman Sanders LLP
March 8, 1999
Page 2


1999 (the "Securities Act") (the "Registration Statement"), in connection with the registration of 699,186 shares of common stock, $1.00 par value per share (the "Shares") of CSBI to be issued pursuant to the Agreement, (iii) the Agreement, and (iv) the form of common stock certificate of CSBI, and we have made such other investigations as we have deemed necessary. In such examinations we have assumed that the certificates representing the Shares conform to the specimen examined by us and have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of all documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

     As to questions of fact material to this opinion, we have relied solely upon the representations and warranties as to factual matters contained in certificates and statements of officers of CSBI and certain public officials and upon the accuracy and completeness of the representations and warranties of the parties to the Agreement. We have made no independent investigations with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification.

     Based upon and subject to the foregoing, we are of the opinion that, assuming (i) the Merger shall have been consummated in accordance with the Agreement and the applicable provisions of the Georgia Business Corporation Code and the Alabama Business Code Annotated; (ii) the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, shall have been complied with; and (iii) the applicable provisions of securities or "blue sky" laws of various states shall have been complied with, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered by the proper officers of CSBI in compliance with the Agreement, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of common stock of CSBI.

     We are admitted to practice law in the State of Georgia only and do not hold ourselves out as being experts on the law of any other jurisdiction. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia or the federal law of the United States of America.

     This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written consent and may not be relied upon by any other person without our express written consent.

Troutman Sanders LLP
March 8, 1999
Page 3


     We hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the related prospectus. By giving such consent, we do not hereby admit that we are within the category of persons whose consents are required under Section 7 of the Securities Act.


                                 Sincerely,

                                /s/ TROUTMAN SANDERS LLP




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cc:  James A. Faulkner, Vice-Chairman